Double Eagle Petroleum Company
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823

FOR IMMEDIATE RELEASE
Date: September 25, 2007

Double Eagle Petroleum Reports Cash Dividend on its Series A Cumulative Preferred Stock

Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today that its Board of Directors declared a cash dividend on its 9.25% Series A Cumulative Preferred Stock (“Series A Preferred Stock”) in the amount of $0.546007 per share, payable on September 28, 2007 to shareholders of record as of September 18, 2007. The Series A Preferred Stock was issued on July 5, 2007 and trades on the NASDAQ Capital Market under the symbol “DBLEP.”

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming, Nevada and other Rocky Mountain states.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

John Campbell

(303) 794-8445